Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-140103 and 333-177573 on Form S-8 and Nos. 333-11221, 333-67594 and 333-206304 on Form S- 3 of our reports dated March 14, 2017, relating to the consolidated financial statements of The Marcus Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 29, 2016.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 14, 2017